Exhibit 3.1

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS
WITH RESPECT TO THE
8.00% NON-CUMULATIVE PERPETUAL CLASS A PREFERRED STOCK, SERIES J

OF

WELLS FARGO & COMPANY

_____________________________________

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

_____________________________________

The undersigned DOES HEREBY CERTIFY as follows:

1.
Resolutions were adopted by the Securities Committee of the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on December 30, 2008, providing for and authorizing the issuance of 2,300,000 shares of the Company’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J;

2.
None of the authorized shares of the Company’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J are outstanding and none will be issued subject to the Certificate of Designations previously filed on December 30, 2008 with the Secretary of State of the State of Delaware with respect to such series;

3.	The following resolutions were duly adopted by the Board of Directors of the Company, at a meeting duly convened and held on July 24, 2018, at which a quorum was present and acting throughout:

RESOLVED that the Board hereby authorizes the redemption of the Company’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J (the “Series J Preferred Stock”) on September 17, 2018 in accordance with the Certificate of Designations relating to the Series J Preferred Stock.

RESOLVED that the Board hereby appoints Equiniti Trust Company, a limited trust company organized under the laws of the State of New York, to act as redemption agent (the “Redemption Agent”) and authorizes the Chief Executive Officer, the President, any Senior Executive Vice President, any Executive Vice President and any Senior Vice President (each an “Authorized Officer”), acting singly, to enter into a redemption agent agreement with the Redemption Agent.

RESOLVED that the Authorized Officers, acting singly, are authorized to execute such documents and to take such other actions as they, or any one of them, deem necessary or advisable to carry out the foregoing resolutions in accordance with their intent, including, without limitation, to execute, acknowledge, and file such instruments and documents as they any of them, may deem necessary or advisable to eliminate from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations with respect to the Series J Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Anthony R. Augliera, its Executive Vice President and Secretary, and attested by Jeannine E. Zahn, its Assistant Secretary, this 18th day of September, 2018.

WELLS FARGO & COMPANY
	By:	/s/ Anthony R. Augliera
Executive Vice President and Secretary

ATTEST:

/s/ Jeannine E. Zahn
Assistant Secretary

[As filed with the Delaware Secretary of State on September 18, 2018]